FRANKLIN GLOBAL TRUST
            ON BEHALF OF FRANKLIN INTERNATIONAL GROWTH FUND

                     Preamble to Distribution Plan

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by FRANKLIN GLOBAL TRUST ("Trust") for the use of the Class A shares of its series named FRANKLIN INTERNATIONAL GROWTH FUND (the "Fund"), which Plan shall take effect on the date the shares of the Fund are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust on behalf of the Fund and Franklin Templeton Institutional, LLC ("FTI, LLC") and the terms of the Underwriting Agreement between the Trust on behalf of the Fund and
Franklin/Templeton  Distributors,  Inc.  ("Distributors").   The  Board
concluded that the compensation of FTI, LLC under the Investment Management Agreement was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to FTI, LLC, Distributors, or others or by FTI, LLC or Distributors to others may be deemed to constitute distribution expenses. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.


                           DISTRIBUTION PLAN

1. The Fund shall pay to Distributors or others for expenses incurred by Distributors or others in the promotion and distribution of the shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund. Distribution expenses may include, but are not limited to, the expenses of the
printing  of   prospectuses   and  reports  used  for  sales  purposes,
preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses; or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels. Shareholder service expenses may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in maintaining the investment of their respective customers in the Fund. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the independent trustees.

2. The maximum amount which shall be paid by the Fund to Distributors or others pursuant to Paragraph 1 herein shall be 0.30% per annum of the average daily net assets of the Fund. Said payment shall be made quarterly by the Fund to Distributors or others.

3. In addition to the payments which the Fund shall make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, FTI, LLC, Distributors or other parties on behalf of the Fund, FTI, LLC or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rules of Conduct of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the independent trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the independent trustees, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Management Agreement between the Trust on behalf of the Fund and FTI, LLC.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the independent trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9.    So long as the Plan is in effect,  the selection  and  nomination
of  the  Trust's  independent   trustees  shall  be  committed  to  the
discretion of such independent trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.



FRANKLIN GLOBAL TRUST
on behalf of the Franklin International Growth Fund


By:  /s/ KAREN L. SKIDMORE
      Karen L. Skidmore
Title:     Vice President & Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:  /s/ PETER D. JONES
      Peter D. Jones
Title:     President




Dated:     JUNE 3, 2008